EXHIBIT 10.14

EXECUTION COPY

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT, dated as of November 19, 2008 (the “Agreement”), by and between BE Aerospace, Inc., a Delaware corporation (the “Company”) and Edmund J. Moriarty (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement, dated as of September 18, 1995, as amended January 1, 1996 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed to the Executive’s retirement as an employee and an officer of the Company; and

WHEREAS, in consideration for the Executive’s long service with the Company and his agreement to the covenants and restrictions set forth herein, the Company has agreed to enter into this Agreement which provides the Executive with certain payments and benefits to which he is not otherwise entitled; and

WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive’s retirement and that this Agreement shall supersede all prior agreements between the parties regarding the subject matter contained herein, including, without limitation, the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1.    Continued Employment.  From the date hereof through June 30, 2009, (the “Effective Date”), the Executive shall remain employed as the Vice President–Law, General Counsel and Secretary of the Company.  During the period commencing on the date hereof and ending on the Effective Date, the Executive (i) shall be entitled to the compensation and benefits set forth in Section 3 of his Employment Agreement (as in effect on the date hereof) and (ii) shall be obligated to perform the duties set forth in Section 2 of the Employment Agreement.

2.    Retirement.  Effective as of the Effective Date, the Executive shall retire from his position as the Vice President–Law, General Counsel and Secretary of the Company and from all other positions and offices with the Company and any of its subsidiaries or affiliates (collectively, the “Company Group”).

3.    Severance Payments and Benefits.  In consideration of  the covenants set forth herein, and the waiver and release of claims set forth below and provided that the Executive  does not revoke this Agreement during the applicable Revocation Period (as defined in Section 12 below), the Company shall provide the Executive with the following severance payments and benefits:

a.    Accrued Amounts.  The Executive shall receive a lump sum payment within thirty (30) days following the Effective Date equal to (1) any earned but unpaid salary through the Effective Date; (2) any earned but unpaid annual bonus for any fiscal year that ended prior to the Effective Date; and (3) reimbursement of approved expenses due to the Executive pursuant to the Company’s policies in effect from time to time.

b.    Initial Severance Payments.   During the period commencing on the Effective Date and ending on the six (6) month anniversary of the Effective Date (the “Initial Severance Period”), the Executive shall receive payment of an amount (the “Initial Severance”) equal to $172,250.  Payment of the Initial Severance shall commence on the date the Release becomes effective and shall be paid in equal installments through the remainder of the Initial Severance Period in accordance with the Company’s payroll practices in effect on the Effective Date.  The Initial Severance is intended to constitute a “separation payment plan” for purposes of Section 409A of the U.S. Internal Revenue Code and the Regulations and guidance promulgated thereunder (“Section 409A”).  Notwithstanding the forgoing, payment of the Initial Severance will be conditioned upon the Executive signing a waiver and release of claims with the same terms as set forth in Section 10 hereof and such waiver and release becoming effective and irrevocable on or prior to the second (2nd) month anniversary of the Effective Date (the “Final Release”).

c.    Additional Severance Payment.  During the two (2) year period commencing on the first business day following the expiration of the Initial Severance Period and ending on December 31, 2011 (the “Additional Severance Period”) the Executive shall receive payment of an amount (the “Additional Severance”) equal to $516,758.30.  The Additional Severance shall be paid in equal installments through the Additional Severance Period in accordance with the Company’s payroll practices in effect on the Effective Date subject to the Final Release becoming effective and irrevocable.

d.    Death.  In the event that the Executive dies during the Initial Severance Period or the Additional Severance Period, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the payments that would have been due to the Executive under this Agreement from the date of his death until the end of the Additional Severance Period.

e.    Continuation of Health Insurance.  During the period commencing on the Effective Date and ending on the earlier of (i) the second (2nd) anniversary of the Effective Date and (ii) the date on which the Executive begins receiving comparable coverage from another entity, the Company shall continue to provide the Executive with all medical, dental and health benefits available from time to time to the Company’s executive officers under the Company’s medical, dental and health benefits plans, including, without limitation, the benefits available under the Company’s executive medical reimbursement plan in effect as of January 1, 1998;  provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, as in effect from time to time, and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

f.    Accrued Vacation.  The Company shall pay the Executive a lump sum cash payment equal to $50,816.00 which represents forty (40) days of accrued but unused vacation.  Such payment shall be made within thirty (30) days following the Effective Date.

g.    Treatment of Stock Options.  As of the Effective Date, the Executive has two thousand (2,000) vested and outstanding stock options with a grant date of November 24, 2004, an expiration date of November 23, 2014, and a strike price of $10.42 (the “Options”) which were granted to the Executive under the Company’s 2001 Stock Option Plan of the Company (together with the individual grant documents, the “Stock Option Plan”).  The Options shall continue in effect after the Effective Date and remain exercisable by the Executive at any time on or before November 23, 2014 pursuant to the terms and conditions of the Stock Option Plan.

h.    ATS Stock.  On the Effective Date the Company shall pay to Executive a lump sum amount of $5,200.00 for the Company’s purchase of Executive’s twenty thousand (20,000) shares of common stock of Advanced Thermal Sciences Corporation owned by Executive as of the Effective Date; provided that such shares continue to be held by the Executive on such date.

i.    Restricted Stock.  The Company agrees that, notwithstanding any other agreement or equity plan providing to the contrary, on the Effective Date all awards of restricted stock of the Company granted to the Executive on or before June 30, 2009, shall vest and shall no longer be subject to forfeiture or restrictions on transfer.  Such awards are listed on Appendix A attached hereto and made a part hereof.

4.    Consulting Services.

a.    Consulting Services.  During the Initial Severance Period and the Additional Severance Period (the “Consulting Period”), the Executive shall provide advice and consultation to the Company and such other services mutually agreed to by the Executive and the Company (the “Consulting Services”).  At all times the Consulting Services shall be nonexclusive and the Executive shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided, however, that in no event shall the Consulting Services represent more than twenty percent (20%) of the average level of bona fide services the Executive provided to the Company Group over the thirty-six (36) month period prior to the Effective Date.

b.    Service Standards.  The Executive shall perform the Consulting Services in a commercially reasonable manner.  In no event shall the Executive have any liability to the Company arising out of or related to the Executive’s performance of the Consulting Services except to the extent it arises directly by reason of the Executive’s gross negligence or willful misconduct in performing such Consulting Services.

c.    Expenses.  During the Consulting Period the Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of the Consulting Services in accordance with past practices.

d.    Independent Contractor.  The Executive acknowledges that the Consulting Services shall be performed in the capacity of an “independent contractor,” that the Executive is solely responsible for the Executive’s actions or inactions, and that nothing in this Agreement shall be construed to create an employment relationship between the parties during the Consulting Period.  The Executive agrees that, with respect to the Consulting Services provided hereunder, the Executive is not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies.

e.    Code of Conduct.  During the Consulting Period, the Executive shall comply with the Company’s Code of Conduct and its Delegations of Authority, each as in effect from time to time (as if he was a non-management employee with respect to the Delegation of Authority Policy).

f.    Indemnification.  To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to indemnify and hold the Executive harmless from any loss or liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by the Executive as a result of his being made a party to any action or proceedings by reason of his provision of the Consulting Services.

5.     Return of Property.  Except as otherwise provided in this Section 5, on or prior to the Effective Date, the Executive shall surrender to the Company all property of the Company in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company Group.  On and after the Effective Date, the Executive shall retain the handheld wireless devices (including, without limitation, the Blackberry and other mobile phones), computer, computer monitor, printer, docking station, keyboard, and all other related hardware and peripheral equipment, including, without limitation, CD-ROM and floppy disk drives, connecting cables, power plugs and batteries, made available to the Executive in connection with his employment by the Company.

6.    Cooperation.  From and after the Effective Date, the Executive shall cooperate at no expense to Executive in all reasonable respects with any member of the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving any member of the Company Group, including, without limitation, any such action, proceeding, investigation or litigation in which the Executive is called to testify.

7.    Unfavorable Comments; Confidentiality of this Agreement.

a.    Public Comments by the Executive.  The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning any member of the Company Group or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of any member of the Company Group.

b.    Confidentiality of this Agreement.  The parties agree that the terms of this Agreement (other than the fact of the Executive’s retirement from the Company and the date thereof) are “Confidential Information” as defined in Section 8.a. below, and that neither party may disclose any of such terms to any other person other than their attorneys, financial or tax advisers, accountants or spouses.  The parties agree that they shall instruct their attorneys, financial and tax advisers, accountants and spouses not to disclose such terms to any other person.  Notwithstanding anything herein to the contrary, the Executive and the Executive’s representatives may consult any tax advisor regarding the tax treatment and tax structure of the retirement arrangement set forth in this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such arrangement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

c.    Permitted Disclosure.  The provisions of this Section 7 shall not preclude a party from:  (i) providing any information required by law or any regulations of any securities exchange, (ii) disclosing any information necessary to prepare a defense of any claim, or (iii) responding to any statement made by the other party hereto in contravention of this Section 7.

8.    Confidentiality; Noncompetition; Nonsolicitation.

a.    Confidential Information.  Except as otherwise provided in Sections 7.b. and 7.c. hereof, the Executive agrees that he will not at any time, except with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, directly or indirectly, reveal to any person, entity or other organization (other than a member of the Company Group or their respective employees, officers, directors, shareholders or agents) or use for Executive’s own benefit any information reasonably deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known (whether or not known with the knowledge and permission of any member of the Company Group and whether or not at any time prior to the Executive’s employment with the Company developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group.  The term Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive, (ii) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of any member of the Company Group, provided that the source of such information was not known by the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any member of the Company Group with respect to such information or (iii) becomes available to the Executive on a non-confidential basis from a source other than any member of the Company Group or any of its representatives; provided that such source is not known to the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Company Group with respect to such information.  Notwithstanding anything in this Section 8.a. to the contrary, in the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company Group may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by the subject subpoena or binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.  The Company shall promptly pay (upon receipt of invoices and any other reasonably related, non-privileged documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including, without limitation, reasonable attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

b.    Noncompetition.  The Executive agrees that for a two (2) year period commencing on the Effective Date (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as hereinafter defined) in any geographic area in which any member of the Company Group has engaged, is engaged, or will engage during such period, in a Competing Business (including, without limitation, any area in which any customer of any member of the Company Group may be located).  For purposes of this Section 8.b., carrying on a “Competing Business” means to engage in any business engaged in by any member of the Company Group during the one (1) year period prior to the Effective Date; provided, however, that nothing herein shall limit the Executive’s right to own not more than one percent (1%) of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

c.    Non-Solicitation.  The Executive agrees that during the Restricted Period, the Executive shall not directly or indirectly (i) interfere with or attempt to interfere with any person who is, or was during the then most recent twelve (12) month period, an employee, officer, director, representative or agent of any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ or service of the Company Group or violate the terms of their contracts, or any service arrangements, with such entities; (ii) induce or attempt to induce any employee of any member of the Company Group to leave the employ of any member of the Company Group, or interfere in any way with the relationship between any member of the Company Group and any employee of any member of the Company Group; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between Company Group and any customer, supplier, licensee or other business relation of any member of the Company Group.  As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

9.    Certain Remedies.

a.    Remedies.  Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 9.b. hereof, the Executive agrees that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company and/or any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to any member of the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

b.    Cessation of Payments.  In the event that the Executive (i) files any charge, claim, demand, action or arbitration with regard to the Executive’s employment, compensation or termination of employment under any federal, state, local or foreign law, rule or regulation, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligation set forth herein, or (ii) willfully breaches any of the covenants contained in this Agreement, the Company shall be entitled to cease making any payments due hereunder.

10.    Release.

a.    General Release by Executive.  In consideration of the payments and benefits provided to the Executive under this Agreement and after consultation with counsel, the Executive, and each of the Executive’s respective, heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company Group and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of any member of the Company Group, and the termination of such relationship or service, (ii) the Employment Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Agreement; provided, however, that the release set forth in this Section 10.a. shall not apply to (A) the obligations of the Company under this Agreement and (B) any indemnification rights the Executive may have in accordance with the governance instruments of any member of the Company Group or under any director and officer liability insurance maintained by any member of the Company Group with respect to liabilities arising as a result of the Executive’s service as an officer, director or employee of any member of the Company Group.  The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the Executive’s employment relationship or the Executive’s service as an employee and officer of any member of the Company Group and the termination thereof.

b.    Specific Release of ADEA Claims by Executive.  In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his retirement to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 10.b., only in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) that the Executive knowingly and voluntarily accepts the terms of this Agreement.

c.    Release by the Company.  The Company, on behalf of itself and the Company Group, in exchange for the consideration embodied in this Agreement, hereby unconditionally and irrevocably waives, releases, and forever discharges the Executive from all Claims which the Company Group may have or in the future may possess against the Executive arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company and its subsidiaries and affiliates, and the termination of such relationship or service; provided, however, that the Company Group does not waive any rights under this Agreement.

d.    No Assignment.  The Executive and the Company each represent and warrant that they have not assigned any of the Claims being released under this Section 10.

e.    Claims.  The Executive and the Company each agree that they have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents, with respect to the matters being released.

11.    Miscellaneous.

a.    Entire Agreement.  This Agreement, including the provisions incorporated herein, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company Group (including, without limitation, the Employment Agreement), but excluding the Stock Option Plan, the Consulting Agreement and any of the plans referenced in Section 2, of this Agreement.  Except as set forth in Section 11.b (ii) hereof, this Agreement may be amended only by a written document signed by the parties hereto.

b.    Section 409A.

(i)    If any amounts that become due under Section 3 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(ii)    Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below), he shall not be entitled to any payments upon a Separation from Service until the earlier of (A) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (B) the Executive’s date of death.  The provisions of this Section 11.b. (ii) shall only apply if required to comply with Section 409A.

(iii)    For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A (a) (2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(iv)    It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to:  (x) comply with, or avoid being subject to, Section 409A, (y) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (z) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 11.b.(iv) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(v)    Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

c.    Certain Additional Payments.

(i)    In the event that any amount or benefit paid, distributed or otherwise provided to the Executive by the Company pursuant to this Agreement determined without regard to any additional payment required under this Section 13 (the “Covered Payments”), would be subject to the excise tax imposed by Section 409A  or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Covered Payments, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to the Executive at the highest marginal rate.

(ii)    A nationally recognized firm of independent accountants, selected by the Company shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Such accounting firm shall apply the provisions of this Section 11.c. in a reasonable manner and in good faith in accordance with then prevailing practices in the interpretation and application of Section 409A.  For purposes of applying the provisions of this Section 11.c., the Company shall be entitled to rely on the written advice of legal counsel or such accounting firm as to whether one or more Covered Payments is subject to the provisions of Section 409A.

(iii)    The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date that such accounting firm has been engaged to make such determinations or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Covered Payment, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Covered Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

(iv)    The Gross-Up Payment shall be paid within thirty (30) days after such amount is determined by the Company in accordance with the provisions of this Section 11.c., but in no event later than the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax.

d.    Withholding Taxes.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes.

e.    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

f.    Waiver.  The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

g.    Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

h.    Notices.  Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

if to EXECUTIVE:

Edmund J. Moriarty
P.O. Box 210337
West Palm Beach, FL  33421

if to the COMPANY:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414
Attn:  General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 11.h.  Notices of change of address shall be effective only upon receipt.

i.    Descriptive Headings.  The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

j.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same agreement.

k.    Successors and Assigns.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective heirs, executors, administrators, representatives, agents, successors and assigns.

l.    Litigation.  Each of the Executive and the Company submits to the  jurisdiction of any federal court sitting in the State of Florida, County of Palm Beach (or if such federal court does not have or declines jurisdiction, in a state court of competent jurisdiction sitting in the State of Florida, County of Palm Beach) in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined exclusively in any such court.  Each of the Executive and the Company also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court or forum.  Each of the Executive and the Company waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by a suit on the judgment or in any other manner provided by law or at equity.  For purposes of this Agreement, a “final judgment” shall mean a judgment that cannot be appealed or is not appealed in the applicable time period.

12.    Revocation.  The Executive shall have the right to revoke this Agreement during the seven (7) day period (the “Revocation Period”) commencing immediately following the date the Executive signs and delivers this Agreement to the Company.  The Revocation Period shall expire at 5:00 p.m. Eastern Standard Time on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. Eastern Standard Time on the next succeeding business day.  If the Company does not receive written revocation from the Executive within such seven (7) day period, this Agreement shall become effective upon expiration of such seven (7) day period.  In the event Executive revokes this Agreement, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

13.    Effective Date of Agreement.  This Agreement shall not become effective until the day following the last day of the Revocation Period.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below (or, if the Executive does not include a date under the Executive’s signature line, the date set forth shall be the date this Agreement, signed by the Executive, is received by the Company).

BE Aerospace, Inc.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President and Chief Financial Officer

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT (I) HE HAS CAREFULLY READ THIS AGREEMENT AND HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENT AND THE BINDING EFFECT OF THE RELEASE OF CLAIMS CONTAINED HEREIN; (II) HE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL; (III) HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; AND (IV) HE HAS BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO CONSULT WITH AN ATTORNEY.

ACCEPTED AND AGREED:

BE Aerospace, Inc.

/s/ Edmund J. Moriarty	/s/ Thomas P. McCaffrey
Edmund J. Moriarty	Thomas P. McCaffrey
Senior Vice President and Chief Financial Officer
Date:

Appendix A

AWARD DATE	RESTRICTED SHARES	VESTING DATE
Nov. 15, 2006	5,335	Nov. 15, 2009
Nov. 15, 2006	5,336	Nov. 15, 2010
Nov. 15, 2007	1,392	Nov. 15, 2009
Nov. 15, 2007	1,392	Nov. 15, 2010
Nov. 15, 2007	1,391	Nov. 15, 2011

A-1